Exhibit 99.4

CONSENT OF PERSON TO BE NAMED DIRECTOR

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, the “Registration Statement”) of Physicians Realty Trust, a Maryland real estate investment trust (the “Company”), as a person who has agreed to serve as a director of the Company beginning immediately after the closing of the Company’s initial public offering and to the inclusion of his or her biographical information in the Registration Statement.

/s/ Albert C. Black, Jr.
Signature

Albert C. Black, Jr.
Printed Name

May 24, 2013
Date